UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                                                 SEC FILE NUMBER
                                                                     1-10751
                          NOTIFICATION OF LATE FILING

                                                                  CUSIP NUMBER
                                                                   674427 109



(CHECK ONE): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR
             and Form 10-KSB                        and Form 10-QSB

                    For Period Ended: March 31, 1997
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:________________


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

                             ObjectSoft Corporation
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Full Name of Registrant


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Former Name if Applicable

Continental Plaza III, 433 Hackensack Avenue
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Address of Principal Executive Office (Street and Number)

Hackensack, New Jersey  07601
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          a.        The reasons  described in  reasonable  detail in Part III of
[X] this form could not be eliminated without unreasonable effort or expense;

          b. The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
[X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          c. The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III -- NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                SEE ATTACHMENT A

                                                 (Attach Extra Sheets if Needed)


PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification


                David E. Y. Sarna            201                343-9100
          ----------------------------     -----            -------------
                   (Name)               (Area  Code)      (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed?  If answer is no, identify report(s)          [X] Yes    [ ] No


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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                           [ ] Yes    [X] No


          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                             ObjectSoft Corporation
         ---------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    May 15, 1997              By       /s/ David E. Y. Sarna
      ----------------                  ----------------------------------------
                                        David E. Y. Sarna
                                        Chairman and Co-Chief Executive Officer

FORM 12b-25

ATTACHMENT A

PART III - NARRATIVE


     The Form 10-QSB for the Registrant cannot be filed within the prescribed time period, because of a changeover in the Registrant's accounting and financial personnel during the first quarter of the fiscal year ended December 31, 1997 has resulted in an inability to have the financial statements for the quarter ended March 31, 1997 prepared during the prescribed time period.